Exhibit 4.92

Accounts Receivable Confirmation

Contract No.: ABC(2012)1011-6 2014090502

Pledgor : Ganglian Finance Leasing Co., Ltd.

Pledgee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : September 5, 2014

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Pledgor) is willing to provide Accounts Receivable hereunder for Party B.

Maximum Amount: RMB100,000,000

Pledge Term : From September 5, 2014 to March 5,2015

Collateral: The assets Party A pledges to Party B as Collateral are listed in Accounts Receivable List (No. ABC(2012)1011-7 2014090503). The appraised value of the Collateral is RMB 111,352,610